Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                )

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EXTERRAN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXTERRAN HOLDINGS, INC.

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Exterran Holdings, Inc. to be held on April 29, 2014, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

        The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

        Your vote counts. Your broker cannot vote your shares on certain matters without your instructions. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

        We look forward to seeing your ownership of Exterran represented at the 2014 Annual Meeting. Thank you for your support of and interest in Exterran.

Sincerely,

Mark R. Sotir
 Executive Chairman of the Board

March 18, 2014

EXTERRAN HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Holdings, Inc.:

        The 2014 Annual Meeting of Stockholders of Exterran Holdings, Inc., a Delaware corporation, will be held at 9:30 a.m. central time on Tuesday, April 29, 2014, at the corporate offices of Exterran located at 16666 Northchase Drive, Houston, Texas 77060, for the following purposes:

  •
  to elect nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

  •
  to ratify the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.'s independent registered public accounting firm for fiscal year 2014;

  •
  to conduct an advisory vote to approve the compensation provided to Exterran Holdings, Inc.'s Named Executive Officers for 2013; and

  •
  to transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has set the close of business on March 3, 2014, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

        We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne
 Secretary

Houston, Texas
March 18, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on April 29, 2014

The Proxy Statement and annual report to stockholders are available at www.exterran.com.

i

EXTERRAN HOLDINGS, INC.
16666 Northchase Drive
Houston, Texas 77060

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2014

INFORMATION REGARDING THE ANNUAL STOCKHOLDERS' MEETING

        The Board of Directors has sent these proxy materials to you to solicit your vote at the Annual Meeting of Stockholders (the "2014 Stockholders' Meeting"). The meeting will begin promptly at 9:30 a.m. central time on Tuesday, April 29, 2014, at Exterran's corporate offices located at 16666 Northchase Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being sent to stockholders on or about March 18, 2014, and are accompanied by our 2013 Annual Report. Exterran Holdings, Inc., a Delaware corporation, is also referred to in this Proxy Statement as "we," "us," "our," "Exterran" or the "Company."

Agenda

        The 2014 Stockholders' Meeting will be held for the following purposes:

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal

1	Election of nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified	3

2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014	25

3	Advisory vote to approve the compensation provided to our Named Executive Officers for 2013	28

        In addition, the meeting will be held to transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders Entitled to Vote

        Owners of our common stock, $0.01 par value per share, as of the close of business on the record date of March 3, 2014, are entitled to receive notice of and to vote at the 2014 Stockholders' Meeting. At the close of business on March 3, 2014, there were 65,984,750 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the 2014 Stockholders' Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 16666 Northchase Drive, Houston, Texas 77060.

Quorum and Required Votes

        A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the 2014 Stockholders' Meeting. Under our Third Amended and Restated Bylaws and under Delaware law, abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied.

        A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other holder of record before April 29, 2014.

        Each proposal to be voted on at the 2014 Stockholders' Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the 2014 Stockholders' Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2014 Stockholders' Meeting.

How to Vote Your Proxy

        Because many stockholders cannot attend the meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

  •
  over the Internet,

  •
  by calling a toll-free telephone number, or

  •
  by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

        You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the above methods. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

        A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Proxy Solicitation

        This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, facsimile or in person by our employees, who will not receive additional compensation for any such solicitation. MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement for out-of-pocket expenses. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

        Nine directors are nominated to be elected to the Board of Directors (the "Board") at the 2014 Stockholders' Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Board of Directors' Recommendation

        The Board recommends that the stockholders vote "FOR" the election of each of the nominees to the Board as set forth in this proposal.

Vote Required

        A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of "withheld" votes than "for" votes must submit his resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

Nominees for Director

        Detailed information regarding each director nominee follows. Certain of the nominees listed below previously served as directors of Hanover Compressor Company ("Hanover") or Universal Compression Holdings, Inc. ("Universal") and were appointed to our Board on August 20, 2007, the effective date of a series of mergers among Hanover, Universal and certain of their subsidiaries that resulted in Hanover and Universal becoming our wholly owned subsidiaries.

D. Bradley Childers
Age 49
Director since April 2013
President and Chief Executive Officer, Exterran

Background

        Mr. Childers also serves as President, Chief Executive Officer and Chairman of the Board of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own an equity interest (the "Partnership"). Mr. Childers has held his current positions with us and Exterran GP LLC since December 2011, after having served, since November 2011, as Interim President and Chief Executive Officer of both companies and Interim Chairman of the Board of Exterran GP LLC. Prior to these elections, Mr. Childers served as our Senior Vice President since August 2007, President, North America of Exterran Energy Solutions, L.P. ("EESLP," our wholly owned subsidiary) since March 2008, and Senior Vice President of Exterran GP LLC since June 2006, as well as director of Exterran GP LLC since May 2008. Prior to the merger of Hanover and Universal in August 2007, Mr. Childers joined Universal in 2002 and served in a number of management positions, including Senior Vice President of Universal and President of the International Division of Universal Compression, Inc. (Universal's wholly owned subsidiary). Prior to joining Universal, he held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002, including as Vice President, Business Development at Occidental Oil and Gas Corporation. Mr. Childers also serves as an officer and director of certain other Exterran subsidiaries. Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

Qualifications

        Mr. Childers' day to day leadership as our Chief Executive Officer provides him with an intimate knowledge of our strategy, operations and global markets. His previous experience as President, North America of EESLP and as President of the International Division of Universal Compression, Inc. has provided him with worldwide experience in our business and a deep understanding of operational opportunities and challenges. Mr. Childers' business judgment, management experience and leadership skills are highly valuable in assessing our business strategies and accompanying risks. We believe this knowledge and experience make Mr. Childers well qualified to serve as a member of our Board.

William M. Goodyear
Age 65
Director since April 2013
Executive Chairman, Navigant Consulting, Inc.

Background

        Mr. Goodyear has served as Executive Chairman of the Board of Navigant Consulting, Inc. (a specialized global consulting firm) since May 2000 and as a director since 1999. Mr. Goodyear has announced his intent to retire as Executive Chairman and director of Navigant in April 2014 and May 2014, respectively. He also served as Chief Executive Officer of Navigant from May 2000 through March 2012. Prior to December 1999, he served as Chairman and Chief Executive Officer of Bank of America Illinois and was President of Bank of America's Global Private Bank. From 1972 to 1999, Mr. Goodyear held a variety of assignments with Continental Bank, subsequently Bank of America, including corporate finance, corporate lending, trading and distribution. During his tenure with Continental Bank, Mr. Goodyear was stationed in London for five years to manage the bank's European and Asian Operations. He was Vice Chairman and a member of the Board of Directors of Continental Bank prior to the 1994 merger between Continental Bank and BankAmerica Corporation. Mr. Goodyear is a member of the Board of Trustees of the University of Notre Dame and the Museum of Science and Industry — Chicago, and he serves as Chairman of the Rush University Medical Center. Mr. Goodyear received a B.B.A., with Honors, from the University of Notre Dame and an M.B.A., with Honors, from the Amos Tuck School of Business at Dartmouth College.

Qualifications

        Through his tenure as Chief Executive Officer and Executive Chairman of the Board of Navigant Consulting, Inc., Mr. Goodyear has significant business consulting experience, including with operational, risk management, financial, regulatory and dispute advisory services. As a former chief executive officer, he also has significant experience in management and business strategy, and through serving as a public company chairman he is familiar with a full range of board functions. We believe Mr. Goodyear's experience and leadership skills make him well qualified to serve as a member of our Board.

Gordon T. Hall
Age 54
Director since March 2002
Retired Managing Director of Credit Suisse

Background

        Mr. Hall is Vice Chairman of the Board and the lead independent director, positions he assumed after serving as Chairman of the Board from August 2007 to April 2013. Prior to his retirement in 2002 from Credit Suisse (a brokerage services and investment banking firm), Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall was a director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) from March 2002 until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc. (a drill technology and manufacturing company) from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall is currently the lead independent director, a member of the compensation committee and chairman of the nominating and corporate governance committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry), a director of Select Energy Services (a provider of water solutions and wellsite services to oilfield operators) and the Chairman of the Board of Theatrics.com LLC (a private entertainment media company). Mr. Hall also serves on the board of Gordon College and Logos Preparatory Academy (non-profit organizations). He holds an S.M. from the M.I.T. Sloan School of Management.

Qualifications

        As Chairman of the Board of Hanover from May 2005, and continuing in that role with us since the merger of Hanover and Universal in August 2007 through April 2013, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall's prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, as well as mergers and acquisitions and capital markets transactions. We believe this knowledge and experience, together with Mr. Hall's former and current experience as a member of the boards of other public oil and gas related companies, make him well qualified to serve as a member of our Board.

J.W.G. "Will" Honeybourne
Age 62
Director since April 2006
Managing Director of First Reserve

Background

        As Managing Director of First Reserve (a private equity firm), a position he has held since January 1999, Mr. Honeybourne is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline-logging company) from 1996 to 1998. Mr. Honeybourne currently serves as non-executive Chairman of KrisEnergy (a Singapore-listed upstream oil and gas company), and director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company). He has previously served as a director of the following private companies: Abbott Group (a U.K.-based drilling company) from March 2008 to December 2009, Red Technology Alliance (a First Reserve joint venture with Halliburton Company) from December 2006 to January 2010, and Acteon Group (a U.K.-based offshore and subsea services company) from November 2006 to November 2012. Mr. Honeybourne is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. Mr. Honeybourne holds a B.Sc. in Oil Technology from Imperial College, London University.

Qualifications

        Mr. Honeybourne's technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the international oil and gas industry result in a valuable combination of skills for a member of our Board. Mr. Honeybourne's current and former service as a director of various oil and gas companies located outside the United States, including his service as non-executive Chairman of KrisEnergy, brings an understanding of the challenges and opportunities of international markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

Mark A. McCollum
Age 54
Director since May 2009
Executive Vice President and Chief Financial Officer of Halliburton Company

Background

        Mr. McCollum assumed his current role with Halliburton (an energy services company that provides well construction, well completion and reservoir engineering) in December 2007. He served as Senior Vice President and Chief Accounting Officer of Halliburton from August 2003. Mr. McCollum was a director of Exterran GP LLC from October 2006 until his appointment to our Board in May 2009. He also served as a director of KBR, Inc. (a global engineering, procurement and construction company) from June 2006 to April 2007. Mr. McCollum's service with non-profit and/or private organizations includes service as a Trustee of The Center Foundation, as a member of the Advisory Board of Every Village (formerly, Aid Sudan) and as a member of the Board of Regents of Baylor University. He is a member of the AICPA, the Texas Society of CPAs, Financial Executives International and the Institute of Management Accountants. Mr. McCollum, a Certified Public Accountant, received his B.B.A. from Baylor University.

Qualifications

        Through Mr. McCollum's experience as the Chief Financial Officer of an international energy services company, he brings to the Board extensive financial and accounting expertise, as well as a thorough understanding of the global oil and gas business. In addition, his tenure as a director of Exterran GP LLC provides him with an understanding of our U.S. contract compression operations and overall strategy with respect to our ownership of the Partnership. We believe this knowledge and experience make Mr. McCollum well qualified to serve as a member of our Board.

Stephen M. Pazuk
Age 70
Director since February 2004
Director, Financial Vice President, Treasurer and Secretary of Drive Thru Technology, Inc.

Background

        Mr. Pazuk became Director, Financial Vice President, Treasurer and Secretary of Drive Thru Technology, Inc. (a provider of computer-based surveillance equipment, systems and monitoring) in May 2013, having served as Chief Financial Officer, Treasurer and Director since January 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP (a global investment advisor) in June 2000. Mr. Pazuk began his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. Mr. Pazuk currently serves on the board of Penn Capital Insurance Co., Inc. (a privately held insurance company). Mr. Pazuk holds a B.S. in accounting from LaSalle University (Philadelphia).

Qualifications

        Through his treasury and finance background, management experience and service on the boards of several privately-held companies, Mr. Pazuk has an understanding of financial transactions, management dynamics and cost structures. In addition, prior to the merger of Hanover and Universal, Mr. Pazuk served as a member of Hanover's audit committee and as the chairman of its compensation committee, which gave him insight into our operations and compensation philosophy and practices. We believe Mr. Pazuk's background and experience make him well qualified to serve as a member of our Board.

John P. Ryan
Age 62
Director since April 2013
Retired President and Chief Executive Officer, Dresser, Inc.

Background

        Mr. Ryan served as President and Chief Executive Officer of Dresser, Inc. (a global provider of flow control products, measurement systems and other infrastructure technologies to the oil and gas and power generation industries) from May 2007 until its acquisition by General Electric in February 2011. Mr. Ryan was President and Chief Operating Officer of Dresser, Inc. from December 2004 to June 2007. He also served as President of Dresser Wayne from 1996 to 2004. Mr. Ryan previously served as a Vice President of Dresser Wayne since 1991, having joined the company in 1987. Mr. Ryan currently serves as a director of Hudson Products, Inc. (a company engaged in the design, manufacture and servicing of heat transfer equipment for the petroleum, chemical, gas processing and electric utility industries) and The Village of Hope (a non-profit organization). He served on the board of directors of FlexEnergy, LLC (a provider of oil field turbine generators and environmental solutions for power generation, landfill gas and digester gas applications) from January 2012 to April 2013. Mr. Ryan received a B.A. from Villanova University.

Qualifications

        Mr. Ryan has relevant industry and functional experience, including a combination of commercial, operational, and financial skills. As the former chief executive officer of Dresser, Inc., Mr. Ryan has significant international experience and energy industry knowledge. With an early career in engineering, manufacturing and sales, Mr. Ryan also brings a thorough understanding of these disciplines. For these reasons, we believe Mr. Ryan is well qualified to serve as a member of our Board.

Christopher T. Seaver
Age 65
Director since October 2008
Retired Chairman of the Board, Chief Executive Officer and President of Hydril Company

Background

        Mr. Seaver was appointed Chairman of the Board of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) in 2006, CEO and Director in 1997 and President in 1993, and served in such capacities until the company's acquisition by Tenaris S.A. and his retirement in May 2007. Mr. Seaver joined Hydril in 1985 and held a series of domestic and international management positions until his appointment as President in 1993. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department, with postings in Kinshasa, Republic of Congo, and Bogota, Colombia. Mr. Seaver currently serves as a director and member of the audit committee of Oil States International, Inc. (an oil service company specializing in remote accommodations, manufacturing of products for offshore production and drilling, rental tools and US land drilling services) and McCoy Corporation (a Canadian oil service company principally providing power tongs and related equipment). Mr. Seaver was a director of Innovative Wireline Solutions Inc. (a start-up Canadian wireline services company) from July 2010 to October 2011. He has been a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum Institute, and a director and chairman of the National Ocean Industries Association. Mr. Seaver holds an A.B. in economics from Yale University and a J.D. and an M.B.A. from Stanford University.

Qualifications

        Through his former roles as President, Chief Executive Officer and Chairman of the Board of a publicly-traded oil and gas services company, Mr. Seaver brings to our Board both the perspective of an executive officer as well as that of a director. He has both domestic and international management and operations experience and has been heavily involved in many industry trade and professional organizations. His tenure with the U.S. State Department makes him well-versed in international cultures and the challenges and opportunities presented by conducting business in developing countries. We believe this knowledge and experience, together with his service on the boards of other energy services companies, make Mr. Seaver well qualified to serve as a member of our Board.

Mark R. Sotir
Age 50
Director since November 2011 and Executive Chairman of the Board and of Exterran since April 2013
Managing Director of Equity Group Investments

Background

        Mr. Sotir served as Executive Vice Chairman of Exterran from December 2011until his appointment in April 2013 as Executive Chairman of the Board and of Exterran. He has served as Managing Director of Equity Group Investments ("EGI", a private investment firm) since November 2006. While at EGI, he served as the interim president of Tribune Interactive, a division of Tribune Company (a media conglomerate) from December 2007 until April 2008. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Prior to joining EGI, Mr. Sotir was the Chief Executive Officer of Sunburst Technology Corporation (an independent distributor of educational software to public schools) from August 2003 to November 2006. Prior to joining Sunburst, Mr. Sotir held various positions with the Budget Group, Inc. (a national car and truck rental business) from 1995 to 2003, including as President and Chief Operating Officer from 2000 to 2003. Budget Group, Inc. filed for protection under Chapter 11 of the Bankruptcy Code in July 2002. Mr. Sotir serves on the board of several EGI portfolio companies, including Rewards Network Inc. (a dining rewards company), WRS Holding Company (an environmental remediation and construction company) and SIRVA Inc. (a provider of moving and relocation services). He served as a director of Middlebrook Pharmaceuticals, Inc. (a pharmaceutical company) from 2008 to 2010 and VIA Wines Group (a Chilean wine producer and marketer) from 2007 to January 2012. Mr. Sotir holds a B.A. in economics from Amherst College and an M.B.A. from Harvard Business School.

Qualifications

        Mr. Sotir brings to our Board extensive operational experience, gained by serving in key management and leadership roles in a wide range of industries. His operational experience includes brand management, sales, marketing and distributions, as well as finance. In addition, Mr. Sotir serves as a director for several companies representing a diversity of industries. We believe Mr. Sotir's operational experience in key leadership and director roles make him well qualified to serve as a member of our Board.

CORPORATE GOVERNANCE

Director Independence

        Our Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

        The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee's recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

        During the Nominating and Corporate Governance Committee's most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled "Certain Relationships and Related Transactions" were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee.

        Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Messrs. Goodyear, Hall, Honeybourne, McCollum, Pazuk, Ryan and Seaver.

Board Leadership Structure

        We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

  •
  our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

  •
  the Chairman of the Board can lead the Board in its fundamental role of providing advice to and oversight of management.

        The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management.

        The Board has adopted procedures for the timely and efficient transfer of our Chief Executive Officer's responsibilities in the event of an emergency or his sudden incapacitation or departure.

        Mr. Hall served as Chairman of the Board through April 2013, at which time Mr. Hall was appointed Vice Chairman of the Board and lead independent director and Mr. Sotir was appointed Executive Chairman. During their respective tenures as Chairman during 2013, Messrs. Hall and Sotir presided over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting. Mr. Hall, both during his tenure as Chairman and thereafter as Vice Chairman and lead independent director, presided over the executive sessions of independent directors.

 Communication with the Board

        Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-800-281-5439 (North America) or 1-832-554-4859 (outside North America).

Committees of the Board

        The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board's responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. The purpose and composition of each committee is summarized in the table below.

	Purpose	Composition	Committee Report

Audit Committee	The Committee's purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.	The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an "audit committee financial expert" as that term is defined by the Securities and Exchange Commission ("SEC"). No member of the Audit Committee serves on the audit committee of more than two other public companies.	The Report is included in this Proxy Statement on page 26.

Compensation Committee	The Committee's purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance.	The Board has determined that each member of the Compensation Committee is independent.	The Report is included in this Proxy Statement on page 41.

Nominating and Corporate Governance Committee	The Committee's purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and develop, review and implement our Corporate Governance Principles.	The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

 Committee Membership

        Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
D. Bradley Childers
William M. Goodyear	✓	Member
Gordon T. Hall	✓		Member	Chair
J.W.G. ("Will") Honeybourne	✓		Member	Member
Mark A. McCollum	✓	Chair
Stephen M. Pazuk	✓		Chair
John P. Ryan	✓		Member	Member
Christopher T. Seaver	✓	Member		Member
Mark R. Sotir

Attendance at Meetings

        The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during 2013:

	No. of Meetings	No. of Actions by Written Consent
Board	9	2
Audit Committee	4	—
Compensation Committee	9	2
Nominating and Corporate Governance Committee	5	—

        We expect members of the Board to attend all meetings. The directors attended, as a group, 98% of the meetings of the Board and Board committees on which they served during calendar year 2013. Each director attended at least 75% of the meetings of the Board and Board committees on which he served during 2013. Directors are also encouraged to attend the annual meeting of stockholders, and in 2013, all of our directors attended the meeting.

Director Qualifications, Nominations and Diversity

        Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2015 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 54, the names and supporting information (including confirmation of the nominee's willingness to serve as a director) to: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. See the section titled "Additional Information — 2015 Annual Meeting of Stockholders." Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

        The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance

Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

        Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

The Board's Role in Risk Oversight

        The Board has an active role, as a whole and through its committees, in overseeing management of the Company's risks. The Board's role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board's committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit and our Chief Compliance Officer. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment Related to Our Compensation Structure

        We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for maximum payouts, and (b) long-term incentive awards with generally three-year vesting periods and we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

        Each of Messrs. Hall, Honeybourne and Pazuk served on the Compensation Committee of the Board during all 2013. Mr. Seaver served on the Compensation Committee through April 30, 2013, and Mr. Ryan was appointed to the Compensation Committee immediately following his election to the Board on April 30, 2013. There are no matters relating to interlocks or insider participation that we are required to report.

 EXECUTIVE OFFICERS

        The following provides information regarding our executive officers as of March 3, 2014. Certain of our executive officers also serve as officers of Exterran GP LLC, the managing general partner of the Partnership. Information concerning the business experience of Messrs. Childers and Sotir is provided under " — Nominees for Director" beginning on page 3 of this Proxy Statement.

William M. Austin
Age 67
Executive Vice President and Chief Financial Officer since December 2011

        Mr. Austin also currently serves as Senior Vice President and Director of Exterran GP, LLC, positions he has held since April 2012, and as an officer and director of certain other Exterran subsidiaries. Mr. Austin has announced his intent to retire from all positions held with us and our subsidiaries effective April 4, 2014. Prior to joining us, Mr. Austin served as President of Austin Lee Ventures LTD (an investment company) since April 2010. From June 2009 to April 2010, he served as Senior Vice President and CFO of Valerus Compression Services, L.P. (a natural gas services, production and processing company). Mr. Austin served as a Managing Director of Alvarez & Marsal (a firm providing turnaround and interim management, performance improvement and business advisory services) from February 2009 to June 2009. He was Senior Vice President and CFO of Key Energy Services (a publicly traded oilfield services firm) from January 2005 to February 2009. Prior to Key Energy Services, he worked in various senior operating and financial management positions across numerous industries, which included the following positions to assist with restructurings: Executive Vice President and then Chief Executive Officer of Cable & Wireless/Exodus Communications, Inc. (a provider of web-hosting services) from June 2001 to September 2002, which filed for protection under Chapter 11 of the Bankruptcy Code in September 2001, and Chief Restructuring Officer of Northwestern Corporation (a regional electrical and natural gas provider) from April 2003 to August 2004, prior to its bankruptcy filing in September 2004. Mr. Austin serves as a director of Express Energy LLC (a private oilfield services company). Mr. Austin served as director and chairman of the audit committee of IROC Energy Services Corp (a TSX-listed oilfield services company operating in Canada) from November 2004 until April 2013 when it was acquired, and as a director of myDIALS Inc. (a private company and a provider of business analytics tools) from 2009 until 2011. Mr. Austin holds a B.S in electrical engineering from Brown University, an M.S. in computer science from Stevens Institute of Technology and an M.B.A. from Columbia University.

Kenneth R. Bickett
Age 52
Vice President and Controller since November 2011

        Mr. Bickett was also appointed Vice President and Controller of Exterran GP LLC in November 2011. Mr. Bickett held the titles of Vice President, Finance and Accounting from April 2009 to November 2011 with us and Exterran GP LLC and Vice President and Controller from August 2007 to April 2009 with us and from June 2006 to April 2009 with Exterran GP LLC. Prior to the merger of Hanover and Universal and from July 2005, Mr. Bickett served as Vice President, Accounting and Corporate Controller of Universal. Mr. Bickett previously served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. (a water and wastewater utility and services company) since 1998, most recently as Vice President and Controller. Mr. Bickett also serves as an officer and director of certain other Exterran subsidiaries. Mr. Bickett is a Certified Public Accountant and holds a B.S. in accounting from the University of Kentucky.

Ronaldo Reimer
Age 51
Senior Vice President since June 2010

        Mr. Reimer also serves as President, Latin America of EESLP. Mr. Reimer joined Exterran in June 2010, after concluding 25 years of service with the Robert Bosch Corporation. Mr. Reimer held a number of management and leadership positions with Bosch, including President of the Chassis Systems Control Product Division in North America, Senior Vice President of the Diesel Systems Division in South America and Technical Plant Manager of the Curitiba Plant in Curitiba, Brazil. During his tenure with Bosch, he served in engineering, project and operations manager and manufacturing director positions in Brazil, France, Germany and the United States. Mr. Reimer also serves as an officer and director of certain other Exterran subsidiaries. Mr. Reimer holds a mechanical engineering degree from The University of Sao Paulo, Brazil.

Robert E. Rice
Age 48
Senior Vice President since December 2011

        In December 2011, Mr. Rice was also appointed Senior Vice President of Exterran GP LLC and President, North America of EESLP. Mr. Rice was Regional Vice President for the U.S. Gulf Coast Region of EESLP from August 2007 through December 2011. Prior to the merger of Hanover and Universal, Mr. Rice held the following positions at Hanover: Vice President, Gulf Coast Business Unit, from September 2003 to August 2007; Vice President, Health, Safety & Environmental, from October 2002 to September 2003; and Director, Corporate Development, from January 2002 to October 2002. During his career, Mr. Rice has been based in Argentina and Australia and has developed experience in analyzing, structuring and growing businesses in domestic and international energy markets. Mr. Rice also served as a Flight Test Engineer with the United States Air Force. Mr. Rice serves as an officer of certain other Exterran subsidiaries. Mr. Rice holds a B.S. in electrical engineering from Louisiana Tech University.

Daniel K. Schlanger
Age 40
Senior Vice President, Operations Services since February 2009

        Mr. Schlanger also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively, and served as Chief Financial Officer of Exterran GP LLC from June 2006 through March 2009. From May 2006 until the merger of Hanover and Universal, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc. (a wholly owned subsidiary of Universal). From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector. Mr. Schlanger also serves as an officer and director of certain other Exterran subsidiaries. Mr. Schlanger holds a B.S. in economics from the University of Pennsylvania.

Donald C. Wayne
Age 47
Senior Vice President, General Counsel and Secretary since August 2007

        Mr. Wayne also serves as Senior Vice President and General Counsel of Exterran GP LLC, a position he has held since August 2006. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Exterran subsidiaries. Mr. Wayne holds a B.A. from Tufts University and a J.D. and an M.B.A. from Washington University (St. Louis).

 BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

        The following table provides information about beneficial owners, known by us as of March 3, 2014, of 5% or more of our outstanding common stock (the "5% Stockholders"). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	11,122,193(2)	16.86%
EGI-Fund (05-07) Investors, L.L.C. EGI-Fund (08-10) Investors, L.L.C. EGI-Fund (11-13) Investors, L.L.C. Chai Trust Company, LLC 2 North Riverside Plaza, Suite 600 Chicago, Illinois 60606	6,317,840(3)	9.57%
Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	5,538,850(4)	8.39%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,357,036(5)	8.12%
The Vanguard Group, Inc. PO Box 2600 V26 Valley Forge, Pennsylvania 19482-2600	4,094,646(6)	6.21%

(1)
Reflects shares of common stock beneficially owned as a percentage of 65,984,750 shares of common stock outstanding as of March 3, 2014.

(2)
Based on a review of the Schedule 13G/A jointly filed by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Mid-Cap Value Fund, Inc. ("Price Mid-Cap") on February 7, 2014, as well as information provided to the Company by Price Associates. These securities are owned by various individual and institutional investors including Price Mid-Cap (which owns 6,732,300 shares, representing 10.2% of the shares outstanding), which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owners of such securities.

(3)
Based solely on a review of the Schedule 13D and its amendments filed by EGI-Fund (05-07) Investors, L.L.C., EGI-Fund (08-10) Investors, L.L.C. and EGI-Fund (11-13) Investors, L.L.C. (together, the "EGI Funds"). Each of the EGI Funds is indirectly controlled by various trusts established for the benefit of Samuel Zell and his family. The trustee of these trusts is Chai Trust Company, LLC ("Chai Trust"). Chai Trust has shared voting and dispositive power over all 6,317,840 shares.

(4)
Based solely on a review of the Schedule 13G/A filed on February 10, 2014 by Dimensional Fund Advisors LP ("Dimensional"). Dimensional provides investment advice to four registered investment companies and acts as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). Dimensional's subsidiaries may act as an adviser or sub-adviser to certain Funds. Neither Dimensional nor its subsidiaries possess voting or dispositive power over the 5,538,850 shares held by the Funds, and they disclaim beneficial ownership of such shares.

(5)
Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on February 10, 2014. BlackRock, Inc. has sole voting and dispositive power over 5,357,036 shares.

(6)
Based solely on a review of the Schedule 13G filed by The Vanguard Group, Inc. ("Vanguard") on February 12, 2014. Vanguard Fiduciary Trust Company ("VFTC") and Vanguard Investments Australia, Ltd. ("VIA"), are wholly-owned subsidiaries of Vanguard. VFTC is the beneficial owner of 82,851 shares as a result of serving as investment manager of collective trust accounts. VIA is the beneficial owner of 3,426 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has sole dispositive power over 4,012,065 shares and shared dispositive power with VFTC over 82,851 shares.

Security Ownership of Management

        The following table provides information, as of March 3, 2014, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified beginning on page 29 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060.

Name of Beneficial Owner	Shares Owned Directly(1)	Restricted Stock(2)	Right to Acquire Stock(3)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors
William M. Goodyear	—	3,885	—	—	3,885	*
Gordon T. Hall	82,344	12,142	3,900	—	98,386	*
J.W.G. Honeybourne	27,077	11,325	13,000	—	51,402	*
Mark A. McCollum	20,919	11,325	—	—	32,244	*
Stephen M. Pazuk	42,795	11,325	3,900	—	58,020	*
John P. Ryan	—	3,885	—	—	3,885	*
Christopher T. Seaver	49,270	13,775	—	—	63,045	*
Mark R. Sotir(4)	8,609	9,499	—	—	18,108	*
Named Executive Officers
D. Bradley Childers	71,135	61,232	387,569	963	520,899	*
William M. Austin	56,019	43,782	219,116	—	318,917	*
Ronaldo Reimer	34,488	—	48,830	—	83,318	*
Daniel K. Schlanger	26,553	27,962	142,181	114	196,810	*
Donald C. Wayne	23,136	43,473	62,050	—	128,659	*
All directors and current executive officers as a group (15 persons)					1,691,415	2.6%

*
Less than 1%

(1)
Includes vested restricted stock awards and, where applicable for Named Executive Officers, shares acquired under the Company's Employee Stock Purchase Plan.

(2)
Includes unvested restricted stock awards which generally vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(3)
Includes (a) shares that can be acquired immediately or within 60 days of March 3, 2014 through the exercise of stock options; and (b) where applicable, through a distribution from the Employees' Supplemental Savings Plan.

(4)
Mr. Sotir is a Managing Director of Equity Group Investments, a division of Chai Trust. Chai Trust is trustee for the EGI Funds, which own approximately 6.3 million shares of our common stock (see footnote 3 to the table under " — Security Ownership of Certain Beneficial Owners" above); however, Mr. Sotir disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors, officers and beneficial owners of 10% or more of our common stock ("Reporting Persons") are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of our common stock. Based solely on a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to us, we have concluded that no Reporting Persons were delinquent in 2013 with respect to their reporting obligations, as set forth in Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

        We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

        In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

  •
  whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

  •
  whether there are any compelling business reasons for the Company to enter into the transaction;

  •
  whether the transaction would impair the independence of an otherwise independent director; and

  •
  whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person's interest in the transaction and the ongoing nature of any proposed relationship.

Transactions with the Partnership

Distributions and Payments to the Partnership

        As of March 3, 2014, we owned (a) 19,618,918 common units of the Partnership, which constitute 40% of the limited partner ownership interest in the Partnership; and (b) 1,003,227 general partner units, which constitute the entire 2% general partner interest in the Partnership. We are, therefore, a "related person" to the Partnership as such term is defined under SEC regulations, and we believe that we have and will continue to have a direct and indirect interest in the Partnership's various transactions with us.

        The following summarizes the distributions and payments made or to be made to or by the Partnership to us, and the other unitholders, in connection with the ongoing operation of the Partnership.

Distributions of available cash from the Partnership to us	The Partnership generally makes cash distributions of 98% to its unitholders on a pro rata basis, including us, as the holder of 19,618,918 common units, and 2% to the Partnership's general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

During the year ended December 31, 2013, we received aggregate distributions of $8.1 million on general partner units, including distributions on incentive distribution rights, and $37.2 million on limited partner units. On February 14, 2014, we received a quarterly distribution with respect to the period from October 1, 2013 to December 31, 2013, of $2.5 million on general partner units, including distributions on incentive distribution rights, and $10.4 million on common units.
Payments from the Partnership to us
Subject to certain caps, the Partnership reimburses us for the payment of all direct and indirect expenses incurred on the Partnership's behalf. For further information regarding the reimbursement of these expenses, please read "Omnibus Agreement" below.

        Pursuant to the terms of our Omnibus Agreement with the Partnership (as described below), the Partnership reimburses us for (1) allocated expenses of operational personnel who perform services for the Partnership's benefit, (2) direct costs incurred in operating and maintaining the Partnership's business and (3) its allocated selling, general and administrative ("SG&A") expenses, subject to certain caps. We do not receive any compensation for managing the Partnership. Subject to certain caps, we are reimbursed for expenses incurred on the Partnership's behalf. These expenses include all expenses necessary or appropriate to the conduct of the Partnership's business and that are allocable to the Partnership, which we, in our general partner capacity, will determine in good faith, as provided in the Partnership's partnership agreement. Except as provided in the Omnibus Agreement, there is no cap on the amount that may be paid or reimbursed by the Partnership to us for compensation or expenses incurred on the Partnership's behalf.

March 2013 Contract Operations Acquisition

        In March 2013, the Partnership acquired from us contract operations customer service agreements with 50 customers and a fleet of 363 compressor units used to provide compression services under those agreements, comprising approximately 256,000 horsepower, or 8% (by then available horsepower) of the combined United States of America ("U.S.") contract operations business of the Partnership and

us. In addition, the acquired assets included 204 compressor units, comprising approximately 99,000 horsepower previously leased by us to the Partnership, and contracts related to approximately 6,000 horsepower of compression units owned by the Partnership and previously leased to us. Total consideration for this transaction was approximately $174.0 million, excluding transaction costs. The consideration for this transaction consisted of the Partnership's issuance to us of approximately 7.1 million common units and approximately 145,000 general partner units.

Omnibus Agreement

        The Partnership entered into an Omnibus Agreement with us, the Partnership's general partner and others, the terms of which are described below. The Omnibus Agreement (other than the indemnification obligations described below under "Indemnification for Environmental and Related Liabilities") will terminate upon a change of control of the Partnership's general partner or the removal or withdrawal of the Partnership's general partner, and certain provisions will terminate upon a change of control of Exterran.

Non-competition

        Under the Omnibus Agreement, subject to the provisions described below, we have agreed not to offer or provide compression services in the U.S. to the Partnership's contract operations services customers that are not also our contract operations service customers. Compression services include natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service, gas processing operation services and operation, maintenance, service, repairs or overhauls of compression equipment owned by third parties. The Partnership has agreed not to offer or provide compression services to our domestic contract operations services customers that are not also contract operations services customers of the Partnership.

        Some of our contract operations services customers are also Partnership customers, which we refer to as overlapping customers. We and the Partnership have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of the most recent amendment to the Omnibus Agreement, each being referred to as a "Partnership site" or an "Exterran site." Pursuant to the Omnibus Agreement, if an overlapping customer requests contract operations services at a Partnership site or an Exterran site, whether in addition to or in replacement of the equipment existing at such site on the date of the most recent amendment to the Omnibus Agreement, the Partnership may provide contract operations services if such overlapping customer is a Partnership overlapping customer and we will be entitled to provide such contract operations services if such overlapping customer is an Exterran overlapping customer. Additionally, any additional contract operations services provided to a Partnership overlapping customer will be provided by the Partnership and any additional services provided to an Exterran overlapping customer will be provided by us.

        We also have agreed that new customers for contract compression services are for the Partnership's account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership's form of compression services agreement. In that case, we may provide compression services to the new customer. In the event that either the Partnership or we enter into a contract to provide compression services to a new customer, either the Partnership or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or us on the date of entry into the Omnibus Agreement.

        The non-competition arrangements described above do not apply to:

  •
  The Partnership's provision of contract compression services to a particular Exterran customer or customers, with our approval;

  •
  Our provision of contract compression services to a particular customer or customers of the Partnership, with the approval of the conflicts committee of the board of directors of Exterran GP LLC;

  •
  The Partnership's purchase and ownership of not more than five percent of any class of securities of any entity that provides contract compression services to our contract compression services customers;

  •
  Our purchase and ownership of not more than five percent of any class of securities of any entity that provides contract compression services to the Partnership's contract compression services customers;

  •
  Our ownership of the Partnership;

  •
  The Partnership's acquisition, ownership and operation of any business that provides contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from the Partnership and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, the Partnership will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

  •
  Our acquisition, ownership and operation of any business that provides contract compression services to the Partnership's contract operations services customers if the Partnership has been offered the opportunity to purchase the business for its fair market value from us and the Partnership declines to do so with the concurrence of the conflicts committee of the board of directors of Exterran GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to the Partnership's customers that are also customers of the acquired business at the sites at which the Partnership is providing contract operations services to them at the time of the acquisition; or

  •
  A situation in which one of the Partnership's customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of the Partnership and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Exterran GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and the Partnership of the business of providing contract operations services to each such customer or its applicable business.

        Unless the Omnibus Agreement is terminated earlier due to a change of control of the Partnership, its general partner or Exterran GP LLC, the non-competition provisions of the Omnibus Agreement will terminate on December 31, 2014 or on the date on which a change of control of Exterran occurs, whichever event occurs first. If a change of control of us occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership's customers at any sites where the Partnership is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Other Liabilities

        Under the Omnibus Agreement, we have agreed to indemnify the Partnership, for a three-year period following each applicable asset acquisition date, against certain potential environmental claims, losses and expenses associated with the ownership and operation of the assets the Partnership acquires from us that occur before that acquisition date. Our maximum liability for environmental indemnification obligations under the Omnibus Agreement cannot exceed $5 million and we will not have any obligation under the environmental or any other indemnification until the Partnership's aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after such acquisition date. The Partnership has agreed to indemnify us against environmental liabilities occurring on or after the applicable acquisition date related to the Partnership's assets to the extent we are not required to indemnify the Partnership.

        Additionally, we will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify us for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to our indemnification obligations. During the year ended December 31, 2013, there were no requests for indemnification by either party.

Purchase of New Compression Equipment by the Partnership

        The Omnibus Agreement permits the Partnership to purchase newly fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of us and the conflicts committee of the board of directors of Exterran GP LLC. For the year ended December 31, 2013, the Partnership purchased $118.4 million of newly-fabricated compression equipment from us.

Transfer, Exchange or Lease of Compression Equipment with the Partnership

        If we determine in good faith that our contract operations services business or the Partnership needs to transfer, exchange or lease compression equipment between us and the Partnership, the Omnibus Agreement permits such equipment to be transferred, exchanged or leased if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs. In consideration for such transfer, exchange or lease of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it. These provisions will terminate on December 31, 2014, unless terminated earlier as discussed above.

        During the year ended December 31, 2013, the Partnership transferred ownership of 316 compressor units, totaling approximately 134,600 horsepower with a net book value of approximately $59.9 million, to us. In exchange, we transferred ownership to the Partnership of 335 compressor units, totaling approximately 101,500 horsepower with a net book value of approximately $48.1 million. During the year ended December 31, 2013, the Partnership recorded capital distributions of approximately $11.8 million related to the differences in net book value on the compression equipment that was exchanged with us. No customer service agreements were included in the transfers. Under the terms of the Omnibus Agreement, such transfers must be of equal appraised value, as defined in the Omnibus Agreement, with any difference being settled in cash. As a result, we paid the Partnership a nominal amount for the difference in fair value of the equipment in connection with the transfer. The units the Partnership received from us were being utilized to provide services to the Partnership's customers on the date of the transfers and, prior to the transfers, had been leased from us by the Partnership. The units the Partnership transferred to us were being utilized to provide services to our customers on the date of the transfer, and prior to the transfer had been leased by us from the Partnership or were idle.

        At December 31, 2013, we had equipment on lease from the Partnership with an aggregate cost and accumulated depreciation of $5.8 million and $2.4 million, respectively. For the year ended December 31, 2013, we had revenue of $5.8 million from the Partnership related to the lease of our compression equipment and cost of sales of $0.4 million with the Partnership related to the lease of its compression equipment.

        During the year ended December 31, 2013, the Partnership sold compression equipment with a net book value of $5.0 million to us for $7.3 million. Under GAAP, assets sales between entities under common control are to be initially recorded on the books of the receiving entity at the carrying value of the transferor. Any difference between consideration received and the carrying value of the asset sold is treated as a capital distribution or contribution. During the year ended December 31, 2013, the Partnership recorded a capital contribution of $2.3 million related to the difference between the sale price and the carrying value of the compression equipment sold.

Reimbursement of Operating and SG&A Expense

        We provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership's business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering services.

        Costs incurred by us directly attributable to the Partnership are charged to the Partnership in full. Costs incurred by us that are indirectly attributable to the Partnership and our other operations are allocated among the Partnership and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue and horsepower. The compensation committee of the board of directors of Exterran GP LLC has determined that the allocation methodology used by us to allocate indirect costs to the Partnership is reasonable. Included in the Partnership's selling, general and administrative expense for the year ended December 31, 2013 was $55.0 million of indirect costs we incurred.

        We have agreed that, for a period that will terminate on December 31, 2014, the Partnership's obligation to reimburse us for (1) any cost of sales that we incur in the operation of the Partnership's business are capped at amount equal to $22.50 per operating horsepower per quarter (after taking into account any such costs that the Partnership may incur and pay directly) and (2) any SG&A costs allocated to the Partnership are capped at $15.0 million per quarter (after taking into account any such costs that the Partnership may incur and pay directly). These caps may be subject to adjustment or termination in connection with expansions of the Partnership's operations through the acquisition or construction of new assets or business.

        For the year ended December 31, 2013, the Partnership's cost of sales exceeded the cap by $12.4 million and the Partnership's SG&A expenses exceeded the cap by $12.8 million. We have accounted for the excess amount over the cap as a capital contribution to the Partnership.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP ("Deloitte") served as our independent registered public accounting firm for the fiscal year ended December 31, 2013. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are submitting the selection of Deloitte for stockholder ratification at the 2014 Stockholders' Meeting.

        Representatives of Deloitte attended all meetings of the Audit Committee in 2013. For additional information concerning the Audit Committee and its activities with Deloitte, see "Pre-Approval Policy" and "Report of the Audit Committee" beginning on page 26. We expect that a representative of Deloitte will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Board of Directors' Recommendation

        The Board recommends that the stockholders vote "FOR" the ratification of the reappointment of Deloitte & Touche LLP.

Vote Required

        Ratification requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2013 and 2012:

Types of Fees	2013	2012
	(In thousands)
Audit fees(a)	$3,299	$3,057
Audit-related fees	—	—
Tax fees(b)	246	209
Other(c)	38	2

Total fees:	$3,583	$3,268

(a)
Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries' financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)
Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

(c)
All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002, and (ii) the American Institute of Certified Public Accountants.

Pre-Approval Policy

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

        The Audit Committee's practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2013 were pre-approved by the Audit Committee.

Report of the Audit Committee

        The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran Holdings, Inc.'s ("Exterran") financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran's website at www.exterran.com.

        The Audit Committee has reviewed and discussed the consolidated financial statements and management's assessment and report on internal controls over financial reporting with management and Deloitte & Touche LLP ("Deloitte"), Exterran's independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Exterran's internal control over financial reporting. Exterran published these reports in its Annual Report on Form 10-K for the year ended December 31, 2013, which it filed with the SEC on February 26, 2014. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon, as well as expressing an opinion on the effectiveness of Exterran's internal control over financial reporting. The Audit Committee monitors these processes.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran's independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

        In this context, the Audit Committee discussed with Exterran's internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran's internal controls, and the overall quality of Exterran's financial reporting. Management represented to the Audit Committee that Exterran's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended, as adopted by the PCAOB in Rule 3200T.

        In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors' independence and received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran's Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran's Annual Report on Form 10-K for the twelve months ended December 31, 2013, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2014 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

  Mark A. McCollum, Chair
  William M. Goodyear
  Christopher T. Seaver

The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material," to be "filed" with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Exterran, except to the extent that Exterran specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2013, as described this Proxy Statement.

        As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis beginning on page 29 of this Proxy Statement, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

Board of Directors' Recommendation

        The Board has determined to hold a "say on pay" advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote "FOR" the following resolution:

        "RESOLVED, that the stockholders of Exterran Holdings, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2013, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

Vote Required

        Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

        Unless the Board modifies its determination of the frequency of future "say on pay" advisory votes, the next "say on pay" advisory vote will be held at our 2015 annual meeting of stockholders.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The following discussion addresses our 2013 compensation for our named executive officers (collectively, the "Named Executive Officers"), who are:

  •
  D. Bradley Childers, President and Chief Executive Officer;

  •
  William M. Austin, Executive Vice President and Chief Financial Officer;

  •
  Ronaldo Reimer, Senior Vice President and President, Latin America Operations of Exterran Energy Solutions, L.P.;

  •
  Daniel K. Schlanger, Senior Vice President, Operations Services; and

  •
  Donald C. Wayne, Senior Vice President, General Counsel and Secretary.

        This Compensation Discussion and Analysis will discuss in greater detail our compensation objectives and policies, each element of compensation, how each element of compensation relates to our compensation objectives and policies, and how each element of compensation ultimately ties to our corporate strategy to strengthen company performance and generate stockholder value.

  2013 Financial and Business Highlights.

        2013 was a year of significant financial performance, including a 13% increase in revenue, a 16% improvement in our gross margin and a 38% increase in our EBITDA, as adjusted. In addition, our stock price increased by 56%, from $21.92 per share at December 31, 2012 to $34.20 per share at December 31, 2013.

(1)
Gross Margin and EBITDA, as adjusted, are non-GAAP financial measures that we define, reconcile to net income (loss) and discuss further in Part II, Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2013.

        Additional key accomplishments included:

  •
  Net income increased from a net loss of $37.2 million in 2012 to a net income of $155.7 million in 2013;

  •
  Diluted income per share attributable to our stockholders increased from a loss of $0.62 per share in 2012 to income of $1.86 per share in 2013;

  •
  We reduced our ratio of Total Debt to Adjusted EBITDA (as defined in our senior secured credit agreement), from 2.4 to 1 at December 31, 2012 to 1.6 to 1 at December 31, 2013; and

  •
  We made significant strides in our continuing efforts to further improve our safety metrics.

        Elements of Compensation.    Our executive compensation program is designed (i) to align our executive officers' pay with individual and Company performance in order to achieve growth, profitability and return for our stockholders, and (ii) to attract and retain talented executives who are critical to our short- and long-term success. The key elements of our Named Executive Officers' compensation and the primary objectives of each are:

  •
  Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;

  •
  Annual performance-based incentive compensation promotes short-term performance objectives and rewards executives for their contributions toward achieving those objectives;

  •
  Long-term incentive compensation aligns executives' interests with our stockholders' interests, emphasizes long-term financial and operational performance, and helps retain key executives;

  •
  Retirement savings, health and welfare benefits provide retirement income and protection against the financial hardship that can result from illness, disability or death; and

  •
  Severance benefit and change of control arrangements aid in attracting and retaining executive talent, particularly during any potential transition period due to a change in control.

        Each of these elements of compensation is further described below.

        2013 Executive Compensation Program Reflects Best Practices.    The Compensation Committee believes that our compensation program provides balanced incentives, while managing compensation risks appropriately in the context of our business objectives. The Compensation Committee periodically evaluates market best practices in executive compensation, and makes appropriate modifications to our program to ensure that it continues to meet these objectives. The Compensation Committee has incorporated a number of stockholder-friendly compensation governance practices into our executive compensation program, including:

  •
  Emphasis on variable, or "at-risk," compensation designed to link pay with performance (described on page 31);

  •
  Emphasis on long-term incentive compensation designed to align management's interests with our stockholders' interests (described on page 37);

  •
  Stock ownership policies for officers and directors (described on pages 40 and 52, respectively);

  •
  Prohibition on hedging in Company securities (described on page 40);

  •
  Double-trigger change of control agreements (described on page 39);

    Engagement of an independent compensation consultant to advise the compensation committee (described on page 33);

  •
  Limited use of perquisites, with a prohibition on tax gross-ups for perquisites (described on page 39); and

  •
  Prohibition, since early 2009, on excise tax gross-ups in all new or materially amended change of control agreements and other executive compensation agreements (described on page 48).

Compensation Philosophy and Objectives

        The primary objectives of our executive compensation program are to:

  •
  Pay competitively — The Compensation Committee believes that, to attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent growth, profitability and return for our stockholders, our total compensation should be competitive with that of similarly-sized companies across a variety of industries and within the oilfield services sector, as further described below in "How Our Compensation Committee Determines Executive Compensation."

  •
  Pay for performance — Our emphasis on performance-based compensation is an important component of our overall compensation philosophy. Cash bonuses and performance awards based on annual performance combined with equity awards that vest over several years balance short-term and long-term business objectives. On the average, approximately 77% of our Named Executive Officers' targeted total direct compensation (base salary plus targeted annual and long-term incentive award levels) for 2013 was performance-based pay.

  •
  Align management's interests with our stockholders' interests — Our emphasis on equity-based compensation and ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value.

How Our Compensation Committee Determines Executive Compensation

        The Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, the Compensation Committee considers the following:

  •
  Current and past total compensation, including a review of base salary, short-term incentive pay and the value of long-term incentive awards received;

  •
  Data and analysis provided by the Compensation Committee's independent compensation consultant, as further detailed below;

  •
  Our Chief Executive Officer's recommendations (other than with respect to his own compensation);

  •
  Company performance and operating unit performance (where applicable), as well as each executive's impact on performance;

  •
  Each executive's relative scope of responsibility and potential;

  •
  Individual performance and demonstrated leadership;

  •
  Internal pay equity considerations; and

  •
  Any other factors that the Compensation Committee deems relevant.

        No specific formula is used to determine the weight of any factor; rather, compensation is established based on the Compensation Committee's assessment of all relevant information.

        The Compensation Committee also considers the outcome of the Company's advisory stockholder vote on our executive compensation program. At the 2013 annual stockholders' meeting, approximately 99.6% of our stockholders who voted on our "say-on-pay" proposal approved the compensation of our Named Executive Officers. The Compensation Committee believes that this strong stockholder vote indicates support for our executive compensation program and was a factor in the Compensation Committee's decision to make no significant changes to our executive compensation program for 2013.

        Compensation Consultant Analysis.    For 2013, the Compensation Committee engaged Pearl Meyer & Partners ("Pearl Meyer"), an independent third-party compensation consultant, to:

  •
  provide a competitive review of executive compensation, including base salary, annual incentives, long-term incentives and total direct compensation, compared with independent and objective market data; and

  •
  provide information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration.

        For 2013, Pearl Meyer provided an analysis of data derived from (i) proxy statements filed by the members of our peer group, as further described below, and (ii) surveys of the compensation practices of companies in the oilfield services industry, the broader energy industry and across a variety of industries, in each case with annual revenues of approximately $3.0 billion.(1) In performing its analysis, Pearl Meyer generally placed more weight on the proxy compensation data than on the information derived from the compensation surveys.

        In consultation with Pearl Meyer, the Compensation Committee selected our 2013 peer group as follows:

Basic Energy Services, Inc.	Flowserve Corporation	Patterson-UTI Energy, Inc.
Cameron International Corporation	Gardner Denver, Inc.	Regency Energy Partners, L.P.
Chicago Bridge & Iron Company N.V.	Key Energy Services, Inc.	RPC, Inc.
DCP Midstream Partners	McDermott International, Inc.	Superior Energy Services, Inc.
Dresser-Rand Group Inc.	Oceaneering International, Inc.	Willbros Group, Inc.
Oil States International, Inc.

        Because many of our direct competitors are not publicly traded or are not of a comparable size, our peer group includes a diversity of oilfield services and related companies with a range of revenues and with both domestic and international operations. The Compensation Committee believes this peer group includes companies with which we compete for technical and managerial talent and provides an appropriate reference point for assessing the competitiveness of our compensation program. The Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and modifies it as circumstances, including industry consolidation and other competitive forces, warrant. In consultation with Pearl Meyer, the Compensation Committee made several changes to our peer group for 2013, including the removal of Complete Production Services, Inc. due to its 2012 acquisition, the removal of FMC Technologies, Inc. because its revenue and market cap were greater than the majority of our peer companies, and the removal of Noble Corporation and Rowan Companies, Inc., both of which are offshore drilling contractors (and thus engage in a business dissimilar to ours) and have redomiciled to Europe over recent years. To balance out these removals, the Compensation Committee added Basic Energy Services, Inc., Flowserve Corporation, Oceaneering International, Inc., RPC, Inc. and Willbros Group, Inc., all of which are either oilfield services companies or engaged in another business similar to ours and are of comparable size to us in terms of revenue.

        For 2013, the Compensation Committee used Pearl Meyer's analysis to help structure a competitive executive compensation program, position executive compensation within a target range,

(1)
No information was provided as to any individual company's responses to the survey questions, and no individual component company that contributed to these surveys was evaluated by or considered by the Compensation Committee for purposes of determining executive compensation.

and make individual compensation decisions based on comparable positions at those companies with which we compete for talent, as follows:

	2013 Target Level	2013Actual Compensation Positioning
Target Cash Compensation(1)	50th percentile	Averaged around the 50th percentile for all Named Executive Officers, including the Chief Executive Officer.
Target Total Direct Compensation(2)	50th percentile	Between the 25th and the 50th percentile for the Chief Executive Officer. Averaged around the 50th percentile for all other Named Executive Officers.(3)

(1)
Calculated for each Named Executive Officer as the sum of his base salary earned for 2013 and his 2013 target short-term incentive compensation.

(2)
Calculated for each Named Executive Officer as the sum of his target cash compensation for 2013 and the grant date fair value of all equity-based awards granted to him during 2013.

(3)
Excludes Mr. Austin, who did not receive a long-term incentive award in 2013. As an inducement to his employment with us in December 2011, Mr. Austin received a long-term incentive award valued on the grant date at approximately $3 million. Pursuant to the terms of his employment arrangement with us, he did not receive an additional long-term incentive award in 2012 or 2013. Including Mr. Austin in the average with the other Named Executive Officers would lower the percentile significantly, and thus would not accurately reflect the Compensation Committee's decisions with respect to the other Named Executive Officers' compensation.

        While the Compensation Committee took into consideration the analysis provided, Pearl Meyer did not make any specific recommendation as to the Named Executive Officers' compensation levels or performance targets for 2013.

        Following review and consultation with Pearl Meyer, the Compensation Committee has determined that Pearl Meyer is independent and that no conflict of interest, either currently or during 2013, results from this engagement. In arriving at this conclusion, the Compensation Committee considered the following:

  •
  Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and these services were limited to executive and director compensation consulting;

  •
  Pearl Meyer maintains a conflicts policy that includes specific policies and procedures designed to ensure independence, and has provided this policy to the Compensation Committee;

  •
  The fees paid by the Company to Pearl Meyer during 2013 were less than 1% of Pearl Meyer's total revenue for 2013;

  •
  No Pearl Meyer consultant that worked on Company matters had any business or personal relationship with any member of the Compensation Committee;

  •
  Neither Pearl Meyer nor any Pearl Meyer consultant had any business or personal relationship with any executive officer of the Company; and

  •
  No Pearl Meyer consultant that worked on Company matters held an equity interest in the Company.

        The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

        Chief Executive Officer Recommendations.    The most significant aspects of management's, including our Chief Executive Officer's, role in the compensation-setting process are:

  •
  recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with our business strategies;

  •
  compiling, preparing and distributing materials for Compensation Committee review and consideration;

  •
  recommending corporate performance goals on which performance-based compensation will be based; and

  •
  assisting in the evaluation of employee performance.

        Our Chief Executive Officer annually reviews the performance of each of the other executive officers and recommends salary adjustments, annual cash incentives and long-term incentive awards, which the Compensation Committee considers along with the other factors discussed above.

Base Salary

        The Compensation Committee has determined that, to attract external executive talent and support the development and retention of current executives, base pay should be competitive, as described above. In February 2013, the Compensation Committee reviewed the base salaries of our Named Executive Officers based upon the considerations discussed above under "How Our Compensation Committee Determines Executive Compensation" and determined to make the adjustments shown below, effective as of March 2013. Our Named Executive Officers' 2013 base salaries (both before and after the March 2013 adjustments) were:

		2013 Base Salary ($)
Executive Officer	Title	Pre-adjustment	Post-adjustment
D. Bradley Childers	President and Chief Executive Officer	500,000	650,000
William M. Austin	Executive Vice President and Chief Financial Officer	300,000	300,000
Ronaldo Reimer	Senior Vice President	315,000	330,000
Daniel K. Schlanger	Senior Vice President	355,000	365,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	338,000	350,000

        When Mr. Childers was promoted to Chief Executive Officer in December 2011, the Compensation Committee targeted his 2012 cash compensation between the 25th and 50th percentiles to allow for future increases commensurate with his experience and achievements in the role. Accordingly, in February 2013, the Compensation Committee determined to increase Mr. Childers' base salary by approximately 30%, both in recognition of his substantial contributions to Company performance in 2012 and to bring his base salary more closely in line with comparable positions at those companies with which we compete for talent.

        As an inducement to his employment with us in December 2011, Mr. Austin received a long-term incentive award valued on the grant date at approximately $3 million. Pursuant to the terms of his employment arrangement with us, Mr. Austin did not receive an increase to his base salary in 2012 or 2013.

Annual Performance-Based Incentive Compensation

        During the first quarter of each year, the Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers' compensation for that year. Accordingly, in February 2013, the Compensation Committee adopted the short-term incentive program for 2013 (the "2013 Incentive Program"). Each Named Executive Officer's cash incentive target was a specified percentage of his base salary earned in 2013. In determining the cash incentive opportunity for each Named Executive Officer, the Compensation Committee considered the factors discussed above under "How Our Compensation Committee Determines Executive Compensation." Under the 2013 Incentive Program, each Named Executive Officer's cash incentive target was:

Executive Officer	Title	2013 Cash Incentive Target (% of earned base salary)	2013 Cash Incentive Target ($)
D. Bradley Childers	President and Chief Executive Officer	100	615,385
William M. Austin	Executive Vice President and Chief Financial Officer	70	210,000
Ronaldo Reimer	Senior Vice President	70	228,577
Daniel K. Schlanger	Senior Vice President	70	253,884
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	65	225,700

        Each Named Executive Officer's potential cash payout under the 2013 Incentive Program ranged from 0% to 200% of his incentive target.

        Under the 2013 Incentive Program, the Compensation Committee could determine actual payouts to the Named Executive Officers by considering (i) for all Named Executive Officers, Company performance, based upon an assessment of EBITDA, as adjusted, achieved by the Company for 2013, (ii) for Messrs. Reimer, Schlanger and Wayne, the performance of the Latin America, Operations Services and Corporate Services operating units, respectively, (iii) each officer's individual contribution toward Company and/or operating unit performance, including his demonstrated leadership and implementation of our business strategy, (iv) Mr. Childers' recommendations (other than with respect to himself), and (v) any other factors or criteria that the Compensation Committee chose to consider, in its discretion. No specific weight was given to any of these factors.

        To assess 2013 Company performance, the Compensation Committee considered where EBITDA, as adjusted, achieved for 2013 fell within the following target range:

	Below Threshold	Threshold	Target	Maximum	2013 Actual
EBITDA, as adjusted (in millions)(1)	<$446	$446	$557	$668	$623.0
Company performance percentage	0	50%	100%	150%	129.6%

(1)
EBITDA, as adjusted, is calculated for purposes of the 2013 Incentive Program as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, merger and integration expenses, restructuring charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations and other charges, as adjusted for certain items in the Compensation Committee's discretion. The Compensation Committee determined, in its discretion, to exclude from the calculation of EBITDA, as adjusted, for purposes of the 2013 Incentive Program, $29.6 million, including $19.0 million of proceeds received in 2013 from the sale of our previously nationalized Venezuelan joint venture assets and $8.7 million of income recorded in 2013 related to rate increases in Argentina.

        To assess 2013 operating unit performance, the Compensation Committee considered the performance indicators shown below. For each of the Latin America, North America and Eastern Hemisphere operating units, the specified financial performance indicators were collectively weighted at 70%, and the specified customer service, people and safety performance indicators were collectively weighted at 30%. For each of the Operations Services and the Corporate Services operating units, the specified financial performance indicators were collectively weighted at 80%, and the specified people and safety performance indicators were collectively weighted at 20%. Based on this assessment, the

Compensation Committee assigned achievement percentages to our operating units ranging from 96% to 127%.

Operating Unit
Performance Indicator(1)	Latin America	North America	Eastern Hemisphere	Operations Services	Corporate Services
Financial	Operating cash flow	Operating cash flow	Operating cash flow	Operations Services EBITDA	Blended financial performance of Latin America, North America, Eastern Hemisphere and Operations Services operating units
	Contract operations and fabrication bookings	Fabrication bookings	Fabrication bookings	Fabrication bookings gross margin
		Contract compression horsepower bookings		Fabricated product line working capital
Customer Service	Service availability percentage	Service availability percentage	Service availability percentage	Not applicable	Not applicable
People	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness
Safety	Preventable vehicle incident rate	Preventable vehicle incident rate reduction	Total recordable incident rate	Total recordable incident rate	Total recordable incident rate
	Total recordable incident rate	Total recordable incident rate	Implementation of safety initiatives

(1)
We have not disclosed our target levels with respect to the achievement of these operating unit performance indicators because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

        Finally, the Compensation Committee considered each officer's individual contribution toward Company and/or operating unit performance including, as appropriate, implementation of operational improvements, contribution toward Company performance goals and initiatives and demonstrated leadership ability.

        Following its assessment of Company performance, operating unit performance and individual performance, the Compensation Committee approved the following cash payments under the 2013 Incentive Program. These amounts were paid in March 2014.

Executive Officer	Title	2013 Incentive Program Payout ($)
D. Bradley Childers	President and Chief Executive Officer	880,000
William M. Austin	Executive Vice President and Chief Financial Officer	300,000
Ronaldo Reimer	Senior Vice President	420,000
Daniel K. Schlanger	Senior Vice President	450,000
Donald C. Wayne	Senior Vice President, General Counsel and Secretary	315,000

Long-Term Incentive Compensation

        Our Compensation Committee believes that awarding a meaningful portion of our Named Executive Officers' total compensation in the form of long-term incentive compensation aligns our executives' interests with our stockholders' interests, emphasizes long-term financial and operational performance and helps to retain key executives. Specifically, grants of:

  •
  Exterran Holdings Stock Options incentivize our key employees to work toward our long-term performance goals, because options have value only when the value of our common stock increases;

  •
  Exterran Holdings Restricted Stock and Restricted Stock Units incentivize our key employees to work toward long-term performance goals by aligning their interests with our stockholders' interests;

  •
  Exterran Holdings Performance Awards encourage long-range planning through performance factors designed to focus key employees on year-over-year performance improvements and reward sustained stockholder value creation; and

  •
  Partnership Phantom Units with tandem distribution equivalent rights ("DERs") emphasize our growth objectives with respect to the Partnership. DERs are the right to receive cash distributions on the units, subject to the same vesting restrictions and risk of forfeiture applicable to the underlying grant.

        Grants of stock options, restricted stock, restricted stock units and performance awards through March 2013 were made from the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the "2007 Stock Incentive Plan") and administered by our Compensation Committee. Following stockholder approval in April 2013 of the Exterran Holdings, Inc. 2013 Stock Incentive Plan (the "2013 Stock Incentive Plan"), from which all further equity grants have been and are expected to be made, no additional grants have been or may be made under the 2007 Stock Incentive Plan. Grants of Partnership phantom units are made from the Exterran Partners, L.P. Long-Term Incentive Plan (the "Partnership Plan"), which is administered by the compensation committee of Exterran GP LLC, the Partnership's managing general partner.

        Equity-based long-term incentive awards ("LTI Awards") are granted and valued based on the market closing price of our common stock or the Partnership's common units, as applicable, on the date of approval by the applicable compensation committee. Awards to officers and employees generally vest one-third per year over a three-year period, subject to continued service through the vesting date. In addition, the awards may be subject to accelerated vesting as described below under "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control."

        Performance awards are payable based on achievement of certain specified performance indicators. Payout amounts under the performance awards are determined following the conclusion of the performance period, which is generally one year, and may be settled in shares of our common stock or in cash, as determined by the Compensation Committee on the date of grant.

        The Compensation Committee typically establishes its schedule for making equity-based awards several months in advance, and does not make such awards based on knowledge of material nonpublic information or in response to our stock price. This practice results in awards being granted on a regular, predictable cycle, after earnings information has been disseminated to the marketplace. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee. In some instances, the Compensation Committee may be aware, at the time grants are made, of matters or potential developments that are not ripe for public disclosure at that time but that may result in public announcement of material information at a later date.

        2013 LTI Awards.    In determining the 2013 LTI Awards for each Named Executive Officer, the Compensation Committee considered the factors discussed above under "How Our Compensation Committee Determines Executive Compensation," and also reviewed share utilization with respect to the 2007 Stock Incentive Plan, potential overhang and burn rate under various award scenarios. As shown in the Grants of Plan-Based Awards Table for 2013 below, the 2013 LTI Awards for Messrs. Childers, Reimer and Schlanger included a mix of stock options, restricted stock, performance units and Partnership phantom units (awarded by the Partnership's compensation committee). The 2013 LTI Award for Mr. Wayne included a mix of restricted stock, performance units and Partnership phantom units (awarded by the Partnership's compensation committee). As part of his 2013 LTI Award, the Compensation Committee awarded Mr. Wayne a one-time grant of restricted stock, valued at $200,000, in recognition of his efforts in the 2012 sales of our previously-nationalized Venezuelan assets. As discussed above, as an inducement to his employment with us in December 2011, Mr. Austin received a long-term incentive award valued on the grant date at approximately $3 million. Pursuant to the terms of his employment arrangement with us, Mr. Austin did not receive an LTI Award in 2012 or 2013.

        2013 Performance Units.    The performance units awarded to the Named Executive Officers in 2013 (the "2013 Performance Units") were payable based on the Company's EBITDA, as adjusted, achieved during the performance period from January 1, 2013 through December 31, 2013. The potential number of 2013 Performance Units that could be earned ranged from 0% to 150% of the target grant value. The 2013 Performance Unit target range for EBITDA, as adjusted, and the results achieved by the Company for 2013 (dollars in millions) as approved by the Compensation Committee, were as follows:

Messrs. Childers, Reimer, Schlanger and Wayne(1)	Below Threshold	Threshold	Target	Maximum	Company Performance/ Payout Percentage Achieved
EBITDA, as adjusted, target range(2)	<$446	$446	$557	$668	$623.0
Payout as a percentage of target value	0%	50%	100%	150%	129.6%

(1)
As noted above under "2013 LTI Awards," Mr. Austin did not receive an LTI Award, including 2013 Performance Units, in 2013.

(2)
EBITDA, as adjusted, is calculated for purposes of the 2013 Performance Units as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, merger and integration expenses, restructuring charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations and other charges, as adjusted for certain items in the Compensation Committee's discretion. The Compensation Committee determined, in its discretion, to exclude from the calculation of EBITDA, as adjusted, for purposes of the 2013 Performance Units, $29.6 million, including $19.0 million of proceeds received in 2013 from the sale of our previously nationalized Venezuelan joint venture assets and $8.7 million of income recorded in 2013 related to rate increases in Argentina.

        The earned 2013 Performance Units vest one-third per year over a three-year period, subject to continued service through each vesting date, and are payable in cash based on the market closing price of our common stock on the vesting date. See the Grants of Plan-Based Awards Table for 2013 below for more information about the 2013 Performance Units awarded to our Named Executive Officers.

Retirement Savings, Health and Welfare Benefits

        Our Named Executive Officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees in the country in which they are based. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

        Retirement Savings Plan.    The Exterran 401(k) Plan allows certain employees, including our Named Executive Officers who are U.S. citizens, to defer a portion of their eligible salary, up to the Internal Revenue Code (the "Code") maximum deferral amount, on a pre-tax basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant's contribution to a maximum of 1% of his or her annual eligible compensation, plus 50% of the participant's contribution from 2% to a maximum of 6% of his or her annual eligible compensation. Participants vest in our matching contributions after two years of employment. We also maintain an International Savings Plan designed to provide comparable benefits to certain employees who are not U.S. citizens, including Mr. Reimer.

        Deferred Compensation Plan.    The Exterran Deferred Compensation Plan (the "Deferred Compensation Plan") allows certain key employees, including our Named Executive Officers who are U.S. citizens, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these elections at any time, provided that such changes in elections comply with Section 409A of the Code.

        Health and Welfare Benefit Plans.    We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, that provide medical, dental and vision benefits, flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are generally provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

        Perquisites.    As in prior years, we provided limited perquisites during 2013. Our Named Executive Officers were entitled to a taxable benefit of tax preparation and planning services. Certain employees, including Mr. Reimer, who are asked to relocate receive an expatriate compensation package, which generally includes assistance with housing and education expenses and, where applicable, a hardship premium. Company policy prohibits tax gross-ups on perquisites, other than gross-ups provided pursuant to an expatriate tax equalization plan, policy or arrangement.

Severance Benefit Agreements and Change of Control Arrangements

        We have entered into severance benefit agreements and change of control agreements with each of our Named Executive Officers. Our Compensation Committee believes these types of agreements are a customary part of executive compensation and, therefore, necessary to attract and retain executive talent. Our change of control agreements are structured as "double trigger" agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within 18 months following a change of control. See "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control," below, for a description of the terms of the change of control agreements and the severance benefit agreements, as well as estimates of the potential payouts under those agreements.

        The 2007 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Partnership Plan each permit the accelerated vesting of outstanding equity awards upon a change of control. The award agreements for all awards made under the 2007 Stock Incentive Plan, however, provide that, unless a change of control is followed by a qualifying termination, only the portion of the award scheduled to vest within the next 12 months will vest upon the change of control, with the remainder of the award vesting as per the original vesting schedule. See "Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control," below, for more information about equity vesting under various circumstances.

        In addition, the Exterran 401(k) Plan provides for accelerated vesting of any unvested Company matching contributions following a change of control.

Other Policies and Considerations

        Stock Ownership Requirements.    The Compensation Committee believes that stock ownership requirements closely align our officers' interests with those of our stockholders by ensuring our officers have a meaningful ownership stake in our Company. Certain of our Named Executive Officers, including our Chief Executive Officer and our Chief Financial Officer, are required to hold an amount of our common stock with a market value of at least three times his annual base salary (for our Chief Executive Officer, five times his annual base salary). As of December 31, 2013, each Named Executive Officer who was subject to this policy was in compliance with it.

        Prohibition on Hedging.    Company policy prohibits all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities.

  Tax and Accounting Considerations.

        Section 162(m) of the Code.    Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer within a fiscal year. Compensation that is "performance-based" is excluded from this limitation. For compensation to be "performance-based," it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) of the Code on incentive compensation awards and other compensation decisions.

        Section 280G of the Code.    Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive's prior compensation. Our policy prohibiting tax gross-ups on income attributable to future change of control agreements and other executive benefit agreements is discussed further in "Potential Payments upon Termination or Change of Control," below.

        Section 409A of the Code.    Section 409A of the Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to Exterran's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

  Stephen M. Pazuk, Chair
  Gordon T. Hall
  J.W.G. Honeybourne
  John P. Ryan

INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table for 2013

        The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. Bradley Childers,	2013	615,385	2,274,164		797,082	880,000	41,200	4,607,831
President and Chief	2012	500,000	354,994		—	805,000	38,620	1,698,614
Executive Officer	2011	358,900	1,416,260		1,160,725	110,250	139,901	3,186,036
William M. Austin,	2013	300,000	—		—	300,000	33,561	633,561
Executive Vice President	2012	300,000	—		—	405,000	12,500	717,500
and Chief Financial Officer	2011	17,317	1,639,003		1,340,998	—	—	2,997,318
Ronaldo Reimer,	2013	326,539	354,603		174,912	420,000	645,381	1,921,435
Senior Vice President	2012	311,785	371,010		175,139	365,000	470,376	1,693,310
	2011	300,246	225,507		185,914	90,000	415,095	1,216,762
Daniel K. Schlanger,	2013	362,692	567,353		279,852	450,000	27,234	1,687,131
Senior Vice President,	2012	348,078	593,611		280,227	455,000	28,862	1,705,778
Operations Services	2011	325,246	316,269		260,726	113,750	34,507	1,050,498
Donald C. Wayne,	2013	347,231	729,602	(5)	—	315,000	22,837	1,414,670
Senior Vice President, General Counsel and Secretary

(1)
The amounts in this column for 2013 represent the grant date fair value of (a) restricted shares of our common stock, (b) 2013 Performance Units, as finally determined by the Compensation Committee following the conclusion of the applicable performance period, and (c) Partnership phantom units with DERs, awarded and recognized by the Partnership. The grant date fair value of these awards was calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, "Stock Compensation" ("ASC 718"). For a discussion of valuation assumptions, see Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The amounts in this column for 2013 represent the grant date fair value of options to purchase our common stock, calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
The amounts in this column for 2013 represent cash payments under the 2013 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2013, and were paid during the first quarter of 2014.

(4)
The amounts in this column for 2013 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	Tax Preparation and Planning Services ($)	DERs ($)(c)	Other ($)		Total ($)
D. Bradley Childers	8,575	7,333	5,000	20,292	—		41,200
William M. Austin	8,575	3,692	—	21,294	—		33,561
Ronaldo Reimer	10,170	—	500	1,419	633,292	(d)	645,381
Daniel K. Schlanger	8,294	4,544	5,000	9,396	—		27,234
Donald C. Wayne	8,575	3,731	3,500	6,031	1,000	(e)	22,837

(a)
Executives could contribute up to 25% (subject to Code limits) of their salary to the Exterran 401(k) Plan. The amounts shown represent the Company's matching contributions for 2013.

(b)
Eligible executive officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, which we matched for 2013 to a maximum of 3.5% of the executive's annual eligible compensation, less Company matching contributions to the executive's 401(k) account.

(c)
Represents a cash payment pursuant to DERs payable upon vesting of Partnership phantom units.

(d)
Represents Mr. Reimer's annual expatriate benefits, including $55,922 for a residential allowance, $33,570 for reimbursement of residential utilities, $39,526 for reimbursement of school tuition for Mr. Reimer's children, $438,790 for tax equalization payments related to Mr. Reimer's employment in Brazil, and a $40,000 annual expatriate payment for miscellaneous expenses related to living abroad.

(e)
Represents a travel stipend.
(5)
Includes a one-time grant of restricted stock, valued at $200,000, in recognition of Mr. Wayne's efforts in the 2012 sales of our previously-nationalized Venezuelan assets.

Grants of Plan-Based Awards for 2013

        The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2013.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)							Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D. Bradley Childers		0	615,385	1,230,770
	3/04/2013				0	23,163	34,745						580,002
	3/04/2013							31,849	(4)				797,499
	3/04/2013									85,800	(5)	25.04	797,082
	3/04/2013							30,513	(6)				724,989
William M. Austin		0	210,000	420,000
					—	—	—						—
Ronaldo Reimer		0	228,577	457,154
	3/04/2013				0	3,994	5,991						100,010
	3/04/2013							6,989	(4)				175,005
	3/04/2013									18,828	(5)	25.04	174,912
	3/04/2013							2,104	(6)				49,991
Daniel K. Schlanger		0	253,884	507,768
	3/04/2013				0	6,390	9,585						160,006
	3/04/2013							11,182	(4)				279,997
	3/04/2013									30,124	(5)	25.04	279,852
	3/04/2013							3,367	(6)				80,000
Donald C. Wayne		0	225,700	451,400
	3/04/2013				0	3,994	5,991						100,010
	3/04/2013							21,965	(4)				550,004
	3/04/2013							2,104	(6)				49,991

(1)
The amounts in these columns show the range of potential payouts under the 2013 Incentive Program. The actual payouts under the plan were determined in February 2014 and paid in March 2014, as shown in the Summary Compensation Table for 2013, above.

(2)
The amounts in these columns show the range of potential payouts of 2013 Performance Units awarded as part of the 2013 LTI Award. "Target" is the number of 2013 Performance Units awarded. "Threshold" is the lowest possible payout (0% of the grant), and "Maximum" is the highest possible payout (150% of the grant). See "Long-Term Incentive Compensation — 2013 Performance Units" for a description of the 2013 Performance Units.

(3)
The grant date fair value of performance units, restricted stock, stock option awards and Partnership phantom units is calculated in accordance with ASC 718. 2013 Performance Units are shown at target value.

(4)
Restricted stock awarded under the 2007 Stock Incentive Plan that vests one-third per year over a three-year period, subject to continued service through each vesting date.

(5)
Stock options awarded under the 2007 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(6)
Partnership phantom units with DERs awarded under the Partnership Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

Outstanding Equity Awards at Fiscal Year-End for 2013

        The following table shows our Named Executive Officers' equity awards and equity-based awards outstanding at December 31, 2013.

						Stock Awards
										Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
	Option Awards
								Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
D. Bradley Childers	20,000	—		30.07	04/30/2014
	30,720	—		67.30	03/04/2015
	17,000	—		38.15	03/09/2015
	20,000	—		43.39	03/03/2016
	52,184	—		16.14	03/04/2016
	29,696	—		22.75	02/28/2017
	10,871	—		75.27	06/12/2017
	20,767	10,383	(1)	22.82	03/04/2018
	147,059	73,529	(2)	10.21	12/12/2018	65,013	(3)	2,223,445	(4)	16,480	(5)	563,616	(4)
	—	85,800	(9)	25.04	03/04/2020	34,310	(6)	1,037,191	(7)	30,019	(8)	1,026,650	(4)
William M. Austin	219,116	109,560	(10)	10.21	12/12/2018	43,782	(11)	1,497,344	(4)	—		—
						4,657	(6)	140,781	(7)	—		—
Ronaldo Reimer	14,808	7,404	(1)	22.82	03/04/2018
	10,171	20,341	(12)	14.36	03/04/2019	18,407	(3)	629,519	(4)	6,778	(5)	231,808	(4)
	—	18,828	(9)	25.04	03/04/2020	3,510	(6)	106,107	(7)	5,176	(8)	177,019	(4)
Daniel K. Schlanger	21,690	—		67.30	03/04/2015
	12,393	—		16.14	03/04/2016
	27,114	—		22.75	02/28/2017
	7,247	—		75.27	06/12/2017
	20,767	10,383	(1)	22.82	03/04/2018
	16,273	32,547	(12)	14.36	03/04/2019	27,962	(3)	956,300	(4)	10,844	(5)	370,865	(4)
	—	30,124	(9)	25.04	03/04/2020	6,289	(6)	190,116	(7)	8,281	(8)	283,210	(4)
Donald C. Wayne	18,070	—		67.30	03/04/2015
	22,364	—		16.14	03/04/2016
	16,785	—		22.75	02/28/2017	43,473	(3)	1,486,777	(4)	6,778	(5)	231,808	(4)
	4,831	—		75.27	06/12/2017	3,978	(6)	120,255	(7)	5,176	(8)	177,019	(4)

(1)
Stock options awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2012, subject to continued service through each vesting date, with a term of seven years following the grant date.

(2)
Stock options awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on December 12, 2012, subject to continued service through each vesting date, with a term of seven years following the grant date.

(3)
Restricted stock awarded under the 2007 Stock Incentive Plan that vests at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Shares	Initial Vesting Date	Name	Unvested Shares	Initial Vesting Date
D. Bradley Childers	3,781	03/04/2012	Daniel K. Schlanger	3,781	03/04/2012
	29,383	12/12/2012		12,999	03/04/2013
	31,849	03/04/2014		11,182	03/04/2014
Ronaldo Reimer	3,294	03/04/2012	Donald C. Wayne	5,260	03/04/2012
	8,124	03/04/2013		16,248	03/04/2013
	6,989	03/04/2014		21,965	03/04/2014
(4)
Based on the market closing price of our common stock on December 31, 2013 ($34.20).

(5)
Performance units awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2013, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as finally determined by the Compensation Committee following the conclusion of the applicable performance period.

(6)
Phantom units with DERs awarded under the Partnership Plan that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Name	Unvested Units	Initial Vesting Date	Name	Unvested Units	Initial Vesting Date
D. Bradley Childers	672	03/04/2012	Daniel K. Schlanger	672	03/04/2012
	3,125	12/12/2012		2,250	03/04/2013
	30,513	03/04/2014		3,367	03/04/2014
William M. Austin	4,657	12/12/2012	Donald C. Wayne	468	03/04/2012
				1,406	03/04/2013
				2,104	03/04/2014
Ronaldo Reimer	1,406	03/04/2013
	2,104	03/04/2014
(7)
Based on the market closing price of the Partnership's common units on December 31, 2013 ($30.23).

(8)
Performance units awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2014, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as finally determined by the Compensation Committee following the conclusion of the applicable performance period.

(9)
Stock options awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2014, subject to continued service through each vesting date, with a term of seven years following the grant date.

(10)
Stock options awarded under our 2011 Employment Inducement Long-Term Equity Plan (the "Employment Inducement Plan") that vest at the rate of one-third per year beginning on December 12, 2012, subject to continued service through each vesting date, with a term of seven years following the grant date. As previously disclosed, no further awards may be made under the Employment Inducement Plan.

(11)
Restricted stock awarded under the Employment Inducement Plan that vests at the rate of one-third per year beginning on December 12, 2012, subject to continued service through each vesting date.

(12)
Stock options awarded under the 2007 Stock Incentive Plan that vest at the rate of one-third per year beginning on March 4, 2013, subject to continued service through each vesting date, with a term of seven years following the grant date.

Option Exercises and Stock Vested for 2013

        The following table shows the value realized by the Named Executive Officers upon stock option exercises and stock award vesting during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
D. Bradley Childers	25,000	208,488	50,930	1,457,366
William M. Austin	—	—	48,437	1,487,037
Ronaldo Reimer	—	—	14,493	383,615
Daniel K. Schlanger	24,881	255,013	25,646	638,894
Donald C. Wayne	—	—	17,171	427,856

(1)
Includes our restricted stock and Partnership phantom units with DERs that vested during 2013.

(2)
The value realized for vested awards was determined by multiplying the fair market value of the restricted stock (market closing price of our common stock on the vesting date) or Partnership phantom units (market closing price of the Partnership's common units on the vesting date) by the number of shares or units that vested. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2013.

Nonqualified Deferred Compensation for 2013

        The following table shows the Named Executive Officers' compensation under our nonqualified deferred compensation plan for 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
D. Bradley Childers	—	7,333	54,478	—	222,768
William M. Austin	—	3,692	3	—	176
Ronaldo Reimer	—	—	—	—	—
Daniel K. Schlanger	—	4,544	14,086	—	80,985
Donald C. Wayne	—	3,731	9,508	—	52,419

(1)
The amounts in this column represent Company contributions to each Named Executive Officer's Deferred Compensation Plan account earned in 2013 but paid in the first quarter of 2014. These amounts are included in "All Other Compensation" in the Summary Compensation Table for 2013, above, but are not included in "Aggregate Balance at Last Fiscal Year End."

Potential Payments upon Termination or Change of Control

        Severance Benefit Agreements.    We have entered into severance benefit agreements with each of our Named Executive Officers. Each such agreement (other than the agreement with Mr. Austin, which is described below) provides that if the executive's employment is terminated by us without cause or by him with good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until 365 days' prior notice is given by either party), he will receive a lump sum payment in cash on the 35th day after the termination date equal to:

  •
  the sum of his annual base salary then in effect and his target annual incentive bonus opportunity for the termination year; and

  •
  his target annual incentive bonus opportunity for the termination year, prorated to the termination date.

        In addition, the executive will be entitled to:

  •
  the accelerated vesting as of the termination date of his outstanding unvested Exterran Holdings equity, equity-based or cash awards and Partnership phantom units (subject to the consent of the compensation committee of Exterran GP LLC's board of directors) that were scheduled to vest within 12 months following the termination date; and

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to one year following the termination date.

        Mr. Austin's agreement provides that if his employment is terminated by us without cause or by him with good reason at any time on or before December 12, 2014, he will be entitled to:

  •
  the accelerated vesting as of the termination date of his outstanding unvested Exterran Holdings equity awards and Partnership phantom units (subject to the consent of the compensation committee of Exterran GP LLC's board of directors) that were scheduled to vest within 12 months following the termination date; and

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to one year following the termination date.

        Each executive's entitlement to the payments and benefits under his severance benefit agreement is subject to his execution of a waiver and release for our benefit.

        Change of Control Agreements.    We have entered into change of control agreements with our Named Executive Officers. Each such agreement provides that if the executive's employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a "Qualifying Termination"), within 18 months following a change of control (as defined in the change of control agreements), he will receive a cash payment within 60 days after the termination date equal to:

  •
  his earned but unpaid base salary through the termination date, plus the target annual incentive bonus that would be payable to him for that year prorated to the termination date, plus any earned but unpaid annual bonus for the prior year, plus any portion of his earned but unused vacation pay for that year;

  •
  two times (three times in the case of Mr. Childers) his current annual base salary plus two times (three times in the case of Mr. Childers) his target annual incentive bonus opportunity for that year; and

  •
  two times the total of the Company contributions that would have been credited to him under the Exterran 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month.

        In addition, the executive will be entitled to:

  •
  any amount previously deferred, or earned but not paid, by him under the incentive and nonqualified deferred compensation plans or programs as of the termination date;

  •
  continued coverage under our medical benefit plans for him and his eligible dependents for up to two years following the termination date;

  •
  the accelerated vesting of all his unvested stock options, restricted stock, restricted stock units or other stock-based awards, and all common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards; and

  •
  for each of Messrs. Schlanger and Wayne (whose change of control agreements predate our 2009 policy to no longer include tax gross-ups in such agreements, as described below), an additional gross-up payment if a payment or distribution we make to him or for his benefit is subject to a federal excise tax.

        In exchange for any payment under his change of control agreement, each executive would agree not to, for two years following his termination, (1) disclose our confidential information, (2) employ or seek to employ any of our key employees or encourage any key employee to terminate employment with us or (3) engage in a competitive business.

        In early 2009, the Compensation Committee established a policy prohibiting tax gross-ups on income attributable to future change of control agreements and other executive benefit agreements, and no such agreement entered into since has included this provision. As an example, upon his promotion to President and Chief Executive Officer in December 2011, Mr. Childers' previous change of control agreement with us, which predated the policy change and thus provided for tax gross-ups, was replaced with a new change of control agreement that does not provide for tax gross-ups. Currently, Messrs. Schlanger and Wayne are our only Named Executive Officers with change of control agreements that provide for tax gross-ups, because their change of control agreements predate this policy change and have not been materially amended since the policy was adopted.

        Vesting of Equity-Based Incentives upon a Change of Control.    The award agreements for all stock options, restricted stock, restricted stock units, and performance units provide that, in the case of a change of control that is not followed by a Qualifying Termination, only the portion of the award scheduled to vest within the next 12 months will vest upon the change of control, with the remainder of the award vesting as per the original vesting schedule.

        Under the Partnership Plan, upon a change of control (as defined in the Partnership Plan), all phantom units (including the related DERs) and unit options automatically vest and become payable or exercisable. Vesting is automatic, regardless of whether employment is terminated. We believe this approach is consistent with the long-term incentive plans of other publicly-traded partnerships, reflecting their relatively unique situations as controlled publicly-traded entities with few of their own officers or employees.

        Potential Payments.    The following tables show the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control occurring on December 31, 2013. The amounts shown assume a common stock value of $34.20 per share and a Partnership common unit value of $30.23 per unit (the December 31, 2013 market closing prices, respectively). The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
D. Bradley Childers
Cash Severance	—	1,950,000	(3)	—	4,550,000	(4)
Stock Options(5)	2,668,047	2,144,095		2,144,095	2,668,047
Restricted Stock(6)	2,223,445	1,497,310		1,497,310	2,223,445
Phantom Units(7)	1,101,490	454,666		1,101,490	1,101,490
Performance Awards(8)	1,590,266	624,013		624,013	1,590,266
Other Benefits(9)	—	16,873		—	133,172
Total Pre-Tax Benefit	7,583,248	6,686,957		5,366,908	12,266,420

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
William M. Austin
Cash Severance	—	—	—	1,230,000	(4)
Stock Options(5)	2,628,344	2,628,344	2,628,344	2,628,344
Restricted Stock(6)	1,497,344	1,497,344	1,497,344	1,497,344
Phantom Units(7)	159,782	159,782	159,782	159,782
Performance Awards(8)	—	—	—	—
Other Benefits(9)	—	7,076	—	63,502
Total Pre-Tax Benefit	4,285,470	4,292,546	4,285,470	5,578,972

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Ronaldo Reimer
Cash Severance	—	792,000	(3)	—	1,353,000	(4)
Stock Options(5)	660,287	343,538		343,538	660,287
Restricted Stock(6)	629,519	331,250		331,250	629,519
Phantom Units(7)	114,442	46,092		114,442	114,442
Performance Awards(8)	408,827	174,933		174,933	408,827
Other Benefits(9)	—	16,851		—	51,902
Total Pre-Tax Benefit	1,813,075	1,704,664		964,163	3,217,977

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Daniel K. Schlanger
Cash Severance	—	876,000	(3)	—	1,496,500	(4)
Stock Options(5)	1,039,827	532,980		532,980	1,039,827
Restricted Stock(6)	956,300	479,108		479,108	956,300
Phantom Units(7)	207,182	97,783		207,182	207,182
Performance Awards(8)	654,075	279,824		279,824	654,075
Other Benefits(9)	—	9,911		—	98,229
Tax Gross-ups	—	—		—	653,042
Total Pre-Tax Benefit	2,857,384	2,275,606		1,499,094	5,105,155

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Donald C. Wayne
Cash Severance	—	805,000	(3)	—	1,382,500	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	1,486,777	708,134		708,134	1,486,777
Phantom Units(7)	131,184	62,830		131,184	131,184
Performance Awards(8)	408,827	174,933		174,933	408,827
Other Benefits(9)	—	9,911		—	97,365
Tax Gross-ups	—	—		—	581,969
Total Pre-Tax Benefit	2,026,788	1,760,808		1,014,251	4,088,622

(1)
"Disability" is defined in the Partnership's form of award agreement for phantom units and in the 2007 Stock Incentive Plan (for Mr. Austin, in the Employment Inducement Plan) for all other equity awards.

(2)
"Cause" and "Good Reason" are defined in the severance benefit agreements.

(3)
If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2013, under his severance benefit agreement his cash severance would consist of (i) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2013), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2013).

(4)
If the executive had been subject to a Change of Control followed by a Qualifying Termination on December 31, 2013, under his change of control agreement his cash severance would consist of (i) two times (three times for Mr. Childers) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2013), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2013).

(5)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested, in-the-money options to purchase our common stock, based on the December 31, 2013 market closing price of our common stock.

(6)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested restricted stock, based on the December 31, 2013 market closing price of our common stock.

(7)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested Partnership phantom units (including the related DERs), based on the December 31, 2013 market closing price of the Partnership's common units.

(8)
The amounts in this row represent the value of the accelerated vesting of the executive's unvested performance awards, based on the December 31, 2013 market closing price of our common stock.

(9)
The amounts in this row represent each Named Executive Officer's right to the payment, as applicable, of (i) medical benefit premiums for a one-year period in the event of a termination without Cause or voluntary resignation for Good Reason, or (ii) medical benefit premiums and Company contributions under the 401(k) Plan and deferred compensation plan for a two-year period in the event of a change of control followed by a Qualifying Termination. For each of Messrs. Schlanger and Wayne, this amount includes a gross-up with respect to Company contributions under the 401(k) Plan and deferred contribution plan to account for any federal or state taxes due on such amounts, as provided under his change of control agreement, which predates implementation of our 2009 policy prohibiting tax gross-ups on income attributable to future change of control agreements and other executive benefit agreements. See the discussion under "Change of Control Agreements," above, for more information on this policy.

 INFORMATION REGARDING DIRECTOR COMPENSATION

        Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board of Directors for approval. Non-employee members of the Board are compensated in cash and equity. Mr. Sotir is an officer, but not an employee, of the Company. Mr. Childers, who is both a director and our employee, does not receive additional compensation for his service on the Board.

Cash Compensation

        As reflected in the table below, during 2013, each non-employee director received an annual cash retainer (the "Base Retainer"), as well as a payment for each meeting attended. The Chairman of the Board, the Vice Chairman and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.

Description of Remuneration	Executive Chairman of the Board	Non-Executive Vice Chairman of the Board	Audit Committee Chairman	Compensation Committee Chairman	Nominating and Corporate Governance Committee Chairman	All Other Directors
Annual Base Retainer	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000
Other Annual Retainers	$200,000	$50,000	$15,000	$15,000	$10,000	—
Meeting Attendance Fee (per meeting attended)	$1,500	$1,500	$1,500	$1,500	$1,500	$1,500

Equity-Based Compensation and Stock Ownership Requirements

        On March 4, 2013, the Compensation Committee approved an annual grant of 4,393 shares of restricted stock to each non-employee director (other than Messrs. Dutton and Pate, who did not stand for re-election to the Board at the 2013 annual meeting) valued at approximately $110,000 (based on the market closing price of our common stock on March 4, 2013). The shares of restricted stock vest one-third per year beginning on March 4, 2014, subject to continued service as a member of the Board through each vesting date, and vest in full upon a change of control.

        On May 6, 2013, the Compensation Committee approved an annual grant of 3,885 shares of restricted stock to each of Messrs. Goodyear and Ryan, who were elected as new members of the Board at the annual meeting on April 30, 2013, valued at approximately $110,000 (based on the market closing price of our common stock on May 6, 2013). The shares of restricted stock vest one-third per year beginning on March 4, 2014, subject to continued service as a member of the Board through each vesting date, and vest in full upon a change of control.

        Our stock ownership policy requires each director to own an amount of our common stock equal to at least five times the Base Retainer amount (which currently equals $250,000 of our common stock) within three years of his election to the Board. Both directly-owned shares and unvested restricted stock count toward satisfaction of this policy. As of December 31, 2013, each member of the Board was in compliance with this policy. Messrs. Goodyear and Ryan, who were newly elected to the Board in April 2013, have until April 2016 to meet this ownership requirement.

Director Stock and Deferral Plan

        Under our Director Stock and Deferral Plan, directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of common stock. During 2013, Mr. Sotir elected to receive 100% of his retainer and meeting fees in the form of our common stock.

Total Compensation

        The following table shows the total compensation paid to each director during 2013.

Name	Fees Earned in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Uriel E. Dutton(3)	26,000		—	183,143	209,143
William M. Goodyear(4)	48,516		110,023	—	158,539
Gordon T. Hall	159,735		110,001	—	269,736
J.W.G. Honeybourne	83,000		110,001	—	193,001
Mark A. McCollum	84,500		110,001	—	194,501
William C. Pate(3)	24,167		—	183,143	207,310
Stephen M. Pazuk	92,000		110,001	—	202,001
John P. Ryan(4)	56,016		110,023	—	166,039
Christopher T. Seaver	80,000		110,001	—	190,001
Mark R. Sotir	263,500	(5)	110,001	—	373,501

(1)
Represents the grant date fair value of our restricted stock, calculated in accordance with ASC 718.

(2)
The aggregate number of outstanding stock awards and option awards for each director as of December 31, 2013 was as follows: Mr. Goodyear — 3,885 (restricted stock); Mr. Hall — 12,142 (restricted stock), 3,900 (options); Mr. Honeybourne — 11,325 (restricted stock), 13,000 (options); Mr. McCollum — 11,325 (restricted stock); Mr. Pazuk — 11,325 (restricted stock), 5,200 (options); Mr. Ryan — 3,885 (restricted stock); Mr. Seaver — 13,775 (restricted stock); Mr. Sotir — 9,499 (restricted stock).

(3)
Messrs. Dutton and Pate ceased serving as directors on April 30, 2013. All of their unvested restricted shares of our common stock vested in full on that date. The amounts shown in the All Other Compensation column represent the fair market value associated with the accelerated vesting of these awards, calculated in accordance with ASC 718.

(4)
Messrs. Goodyear and Ryan were elected to the Board on April 30, 2013.

(5)
Includes the $200,000 cash compensation Mr. Sotir received for his service as our Executive Vice Chairman (from January 1, 2013 through April 29, 2013) and Executive Chairman of the Board (from April 30, 2013 through December 31, 2013), which were non-employee officer positions with the Company. Director retainer and meeting attendance fees totaling $63,500 were paid to Mr. Sotir in the form of our common stock rather than cash, pursuant to his election under our Director Stock and Deferral Plan.

 ADDITIONAL INFORMATION

2015 Annual Meeting of Stockholders

        Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2015 annual meeting of stockholders must be received by our Secretary no later than November 18, 2014.

        Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2015 annual meeting of stockholders on or after November 18, 2014 and no later than December 18, 2014 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

  •
  a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

  •
  with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC's Regulation S-K if the proposing person were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant.

        A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

  •
  include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

  •
  state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

  •
  be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

  •
  update and supplement the required information 10 business days prior to the date of the meeting.

        These requirements in our bylaws are in addition to the SEC's requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

        Stockholder proposals and nominations of directors must be delivered to our principal executive office at 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

 Annual Reports

        Our 2013 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013. Please direct any such requests to the attention of Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC's website, which can be found at http://www.sec.gov.

EXTERRAN HOLDINGS, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held April 29, 2014

I hereby appoint Gordon T. Hall, D. Bradley Childers and Donald C. Wayne, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Exterran Holdings, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Central time, on April 29, 2014, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

If you execute and return this proxy card, the proxies will vote your shares in the manner specified in this proxy card.  If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares FOR all the nominees for director and FOR the proposals described herein.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

EXTERRAN HOLDINGS, INC.

April 29, 2014

PROXY VOTING INSTRUCTIONS

[FOR NON-REGISTERED STOCKHOLDERS ONLY]

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and  other eligible documents online, while reducing costs, clutter and paper waste.  Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The notice of meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/25861/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSALS 2 and 3.  PLEASE SIGN, DATE AND RETURN PROMPLY IN THE ENCLOSED EVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE.  ☒

1.

Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2015 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified

[FOR ALL NOMINEES]

[WITHHOLD AUTHORITY FOR ALL NOMINEES]

[FOR ALL EXCEPT (See instructions below)]

☐	D. Bradley Childers
☐	William M. Goodyear
☐	Gordon T. Hall
☐	J.W.G. Honeybourne
☐	Mark A. McCollum
☐	Stephen M. Pazuk
☐	John P. Ryan
☐	Christopher T. Seaver
☐	Mark R. Sotir

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here:	•

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for fiscal year 2014	[FOR]	[AGAINST]	[ABSTAIN]

3.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2013	[FOR]	[AGAINST]	[ABSTAIN]

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future stockholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Mark here if you plan to attend the meeting.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

EXTERRAN HOLDINGS, INC.

April 29, 2014

PROXY VOTING INSTRUCTIONS

[FOR REGISTERED STOCKHOLDERS ONLY]

INTERNET — Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone.  Have your proxy card available when you access the web page.

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON — You may vote your shares in person by attending the Annual Meeting.

GO GREEN — e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste.  Enroll today via www.amstock.com to enjoy online access

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The notice of meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/25861/

Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSALS 2 and 3.  PLEASE SIGN, DATE AND REUTRN PROMPLY IN THE ENCLOSED EVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE.  ☒

1.

Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2015 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified

[FOR ALL NOMINEES]

[WITHHOLD AUTHORITY FOR ALL NOMINEES]

[FOR ALL EXCEPT (See instructions below)]

☐    D. Bradley Childers

☐    William M. Goodyear

☐    Gordon T. Hall

☐    J.W.G. Honeybourne

☐    Mark A. McCollum

☐    Stephen M. Pazuk

☐    John P. Ryan

☐    Christopher T. Seaver

☐    Mark R. Sotir

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here:☐

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for fiscal year 2014	[FOR]	[AGAINST]	[ABSTAIN]

3.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2013	[FOR]	[AGAINST]	[ABSTAIN]

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future stockholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Mark here if you plan to attend the meeting.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.